Exhibit 10.3
BIG LOTS 2012 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

Participant:

Grant Date:

Restricted Stock [1]:

In accordance with the terms of the Big Lots 2012 Long-Term Incentive Plan, as may be amended (“Plan”), this Restricted Stock Award Agreement (“Agreement”) is entered into as of the Grant Date by and between you, the Participant, and the Company in connection with the Company's grant of the Restricted Stock to you. The Restricted Stock is subject to the terms and conditions of this Agreement and the Plan. Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan. To ensure that you fully understand the terms and conditions of this Award, you should carefully read the Plan and this Agreement.

Description of the Restricted Stock

This Agreement describes the Restricted Stock you have been granted and the conditions that must be met before you may receive the Restricted Stock. The Restricted Stock is the Company's Shares that you will own after the Restricted Stock vests (i.e., all restrictions lapse) and you comply with the terms of this Agreement and the Plan. However, you will forfeit any rights to the Restricted Stock (i.e., they will not be transferred to you) to the extent you do not comply with the terms of this Agreement and the Plan. No portion of the Restricted Stock that has not vested may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.

Vesting of the Restricted Stock

If (i) the First Trigger, as defined in Exhibit A, is met before your Termination of Employment or Service, and (ii) one of the events described below occurs after the First Trigger is met and your Termination of Employment or Service has not occurred on or prior to the vesting day associated with such occurrence, then your Restricted Stock will vest and be transferred to you without restriction to the extent and upon the earlier occurrence of the following:

(a)
If the Second Trigger, as defined in Exhibit A, is met, all of your Restricted Stock will vest on the first trading day[2] after the Company files its Annual Report on Form 10-K (“Form 10-K”) with the U.S. Securities and Exchange Commission for the fiscal year in which the Second Trigger was met. Note that the First Trigger and Second Trigger may be met in the same fiscal year.

(b)
If you die or suffer a Disability, a fraction of your Restricted Stock will vest for each consecutive year that you have completed with the Company prior to your Termination of Employment or Service, with such measurement period beginning with the Grant Date. Such fraction shall be the reciprocal of the Outside Date, as defined in Exhibit A (i.e., 1/(Outside Date)). Note that if a portion of your Restricted Stock vests upon your death or Disability, the later occurrence of any of other event will not cause the vesting of the remaining Restricted Stock.

(c)	If events (a) or (b) above do not occur before the Outside Date, all of your Restricted Stock will vest on the first day of the Company's first trading window following the Outside Date.

Subject to the terms of the Plan, if the First Trigger is not met before the Outside Date occurs, this Agreement will expire and all of your rights in the Restricted Stock will be forfeited.

___________________________________________
1 Denotes the number of Big Lots, Inc. common shares, par value $0.01 per share, underlying the Restricted Stock Award.
2 As determined by the New York Stock Exchange or other national securities exchange or market that regulates Big Lots, Inc. common shares.

Subject to the terms of the Plan, your Restricted Stock shall not vest before the first anniversary of the Grant Date. If the First Trigger is met and either event (a) or (b) above is also met before the first anniversary of the Grant Date, your Restricted Stock will vest on the first day of the Company's trading window first following the first anniversary of the Grant Date.

Rights in the Restricted Stock

Until the restrictions and conditions described in this Agreement and the Plan have been met or this Agreement expires, whichever occurs earlier, your Restricted Stock will be held in escrow. The Company will defer distribution of any dividends that are declared on your Restricted Stock until the Restricted Stock vests. These dividends will be distributed at the same time your Restricted Stock vests or will be forfeited if your Restricted Stock does not vest.

You may vote your Restricted Stock before all the terms and conditions described in this Agreement are met or until this Agreement expires, whichever occurs earlier. This is the case even though your Restricted Stock will not be distributed to you until the Restricted Stock vests.

Subject to the Company's insider trading policies and applicable laws and regulations, after you become vested in any portion of your Restricted Stock, you shall be free to deal with and dispose of the vested Restricted Stock, and you may request the Company's transfer agent to issue a certificate for such vested Restricted Stock in your name and free of any restrictions.

Tax Treatment of the Restricted Stock

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Restricted Stock.

This brief discussion of the U.S. federal tax rules that affect your Restricted Stock is provided as general information (not as personal tax advice) and is based on the Company's understanding of U.S. federal tax laws and regulations in effect as of the Grant Date. Article 22 of the Plan further describes the manner in which withholding may occur.

You are not required to pay income taxes on your Restricted Stock on the Grant Date. However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent your Restricted Stock vests. The amount of ordinary income you will recognize is the value of your Restricted Stock when it vests. Also, the Company is required to withhold taxes on this same amount. You may elect to allow the Company to withhold, upon the vesting of your Restricted Stock, from the common shares to be issued pursuant to your vested Restricted Stock a number of common shares that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company's tax withholding obligation. If you are at the Grant Date, or subsequently become, subject to the Company's trading windows, you may only make this election during an open trading window. If you wish to make the withholding election permitted by this paragraph, you must give notice to the Company in the manner then prescribed by the Company.

Any appreciation of your Restricted Stock after it vests could be eligible to be taxed at capital gains rates when you sell the common shares. If your Restricted Stock does not vest, your Restricted Stock will expire and no taxes will be due.

Section 83(b) Election

Subject to Section 8.6 of the Plan, you shall have the right to make an election under Section 83(b) of the Internal Revenue Code with respect to your Restricted Stock.

General Terms and Conditions

Nothing contained in this Agreement obligates the Company or a subsidiary to continue to employ you in any capacity whatsoever or prohibits or restricts the Company or a subsidiary from terminating your employment at any time or for any reason whatsoever; and this Agreement does not in any way affect any employment agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not effect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors' rights generally and to general principles of equity. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors' rights generally and to general principles of equity.

Acceptance

You hereby accept the Restricted Stock and acknowledge receipt of a copy of the Plan, as in effect on the Grant Date. By accepting the Restricted Stock, you agree to all of the terms and conditions of the Plan and this Agreement, and you agree to accept as binding, conclusive and final all determinations, decisions and interpretations of the Committee upon any issues arising under the Plan and/or this Agreement. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company's insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company's securities.

Accepted as of _______________________, 20___	BIG LOTS, INC.
"Participant,"

_____________________________________	By: ______________________

EXHIBIT A

As used in this Agreement, the following terms shall have the meanings set forth below:

Applicable Performance Criteria shall mean the greater of Performance Criteria Item (A) or (B) below; provided, however, that if none of performance criteria (A) or (B) appear on the consolidated statements of operations included in the Form 10-K for the applicable fiscal year, then the greater of Performance Criteria Item (C) or (D), as its appears in the Form 10-K for the applicable fiscal year, shall be the Applicable Performance Criteria.

First Trigger shall mean the Company has earned at least $_____ under the Applicable Performance Criteria for any fiscal year during the Restriction Period.

Performance Criteria Item shall mean the greater of performance criteria (A), or (B), or under circumstances described above, the greater of (C) or (D) below, with each of (A) through (D) (as the case may be) adjusted to remove the effect of any Unusual or Non-recurring Event, Transaction, or Accrual Items:

(A)	Earnings per Common Share - diluted from continuing operations.

(B)	Earnings per Common Share - diluted from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be).
If neither (A) nor (B) appear:

(C)	Earnings per Common Share - diluted.

(D)	Earnings per Common Share - diluted before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be).

Outside Date shall mean the _____ anniversary of the date upon which the Restricted Stock Award was granted to the Participant.

Restriction Period shall mean the period commencing on Grant Date and continuing until the Outside Date.

Second Trigger shall mean the Company has earned at least $_____ under the Applicable Performance Criteria for any fiscal year during the Restriction Period.

Unusual or Non-recurring Event, Transaction or Accrual Items shall mean any expense, gain or loss (including, but not limited to, judgments, interest on judgments, settlement amounts, attorneys' fees and costs, filing fees, experts' fees, and damages sustained as a result of the imposition of injunctive relief) as a result of claims, litigation or lawsuit settlement (including collective actions or class action lawsuits). With regard to Unusual or Non-recurring Event, Transaction or Accrual Items, the expenses, gains or losses as a result of claims, litigation or lawsuit settlements are intended to and shall be applicable only to claims, litigation and lawsuit settlements that are specifically (A) reported, appearing or disclosed in the Company's filings with the Securities and Exchange Commission, the Company's annual reports to shareholders or the Company's definitive proxy statements or (B) addressed in the quarterly Litigation and Claims Report of the Company's General Counsel to the Audit Committee of the Company's Board of Directors.

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